Exhibit 99.2

VSE Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Financial Statements

On January 10, 2019, VSE Corporation ("VSE") and its wholly owned subsidiary VSE Aviation, Inc. ("VSE Aviation") completed an acquisition of 1st Choice Aerospace Inc. ("1st Choice Aerospace"), two privately owned aviation companies with operations in Florida and Kentucky that provide component maintenance, repair and overhaul ("MRO") services and products for new generation and legacy commercial aircraft.

The unaudited pro forma statements of income for the year ended December 31, 2018 combines the historical consolidated statement of income of VSE for the year ended December 31, 2018 and historical unaudited statement of income of 1st Choice Aerospace for the year ended December 31, 2018. The unaudited pro forma condensed consolidated statements of income are presented as if VSE's acquisition of 1st Choice Aerospace (the "Acquisition") had occurred on January 1, 2018.

The historical consolidated financial information of VSE and the financial information of 1st Choice Aerospace have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the historical audited consolidated financial statements for the year ended December 31, 2018 and the related notes of VSE included in its Annual Report on Form 10-K.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not intended to represent what the actual results of operations or the financial position of VSE would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of VSE nor does it reflect any operational efficiency that may have been achieved if the Acquisition had occurred on January 1, 2018.

The unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date. We believe that the fair values assigned to the assets acquired and the liabilities assumed, as reflected in the pro forma financial statements, are based on reasonable assumptions. However, all components of the purchase price allocation are considered preliminary. VSE's judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed can materially impact the results of operations.

VSE Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2018
(in thousands)

	VSE*	1st Choice Aerospace**	Adjustments		Pro Forma as Adjusted
Assets
Current assets:
Cash and cash equivalents	$162	$796			$958
Accounts receivables, net	60,004	6,757			66,761
Unbilled receivables, net	41,255	—	1,089	(1)	42,344
Inventories, net	166,392	7,271	(654)	(1)	173,009
Other current assets	13,407	382			13,789
Total current assets	281,220	15,206			296,861
Property and equipment, net	49,606	4,044			53,650
Intangible assets, net	94,892	—	63,000	(2)	157,892
Goodwill	198,622	—	60,010	(2)	258,632
Other assets	14,488	333			14,821
Total assets	$638,828	$19,583			$781,856

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$9,466	$—			$9,466
Accounts payable	57,408	2,788			60,196
Current portion of earn-out obligation	—	—	11,000	(3)	11,000
Accrued expenses and other current liabilities	37,133	2,184			39,317
Dividends payable	871	—			871
Total current liabilities	104,878	4,972			120,850

Long-term debt, less current portion	151,133	8,466	104,590	(4) (5)	264,189
Deferred compensation	17,027	—			17,027
Long-term lease obligations, less current portion	18,913	—			18,913
Earn-out obligation, less current portion	—	—	14,000	(3)	14,000
Deferred tax liabilities	18,482	—			18,482
Total liabilities	310,433	13,438			453,461

Stockholders' equity:
Common stock	544	151	(151)	(6)	544
Additional paid-in capital	26,632	2,699	(2,699)	(6)	26,632
Retained earnings	301,073	3,295	(3,295)	(6)	301,073
Accumulated other comprehensive income	146	—			146
Total stockholders' equity	328,395	6,145			328,395
Total liabilities and equity	$638,828	$19,583			$781,856

The accompanying notes are an integral part of
these unaudited pro forma condensed combined financial statements.

*	As presented in VSE's annual report on Form 10-K for the year ended December 31, 2018.
**	Per 1st Choice Aerospace's unaudited historical balance sheet as of December 31, 2018.

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet:
(1)	To reflect the impact of the adoption and ongoing effects of the accounting treatment of ASC Topic 606.
(2)	To reflect the estimated fair value of acquired intangible assets and residual goodwill.
(3)	To reflect the Acquisition date fair value of the earn-out obligation.
(4)	To eliminate 1st Choice Aerospace’s historical debt paid off at closing.
(5)	To reflect the borrowings from revolving loan facilities to fund the Acquisition.
(6)	To eliminate the historical additional paid-in capital and retained earnings of 1st Choice Aerospace.

VSE Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Income
For the Year Ended December 31, 2018
(in thousands, except share and per share amounts)

	VSE*	1st Choice Aerospace**	Adjustments		Pro Forma as Adjusted
Revenue:
Products	$360,505	$—	$—		$360,505
Services	336,713	46,129	469	(7)	383,311
Total revenue	697,218	46,129	469		743,816
Operating costs and expenses:
Products	303,881	—	—		303,881
Services	321,076	25,380	12,014	(7) (8)	358,470
Selling, general and administrative expenses	3,714	11,947	(12,646)	(8) (9)	3,015
Amortization of intangible assets	16,017	—	4,124	(10)	20,141
Total operating costs and expenses	644,688	37,327	3,492		685,507
Gain on sale of contract	1,700				1,700
Income (loss) from operations	54,230	8,802	(3,023)		60,009
Interest expense, net	8,982	427	3,621	(11)	13,030
Income before provision from income taxes	45,248	8,375	(6,644)		46,979
Provision for income taxes	10,168	40	349	(12)	10,557
Net income	$35,080	$8,335	$(6,993)		$36,422
Net income per share:
Basic	$3.23				$3.35
Diluted	$3.21				$3.33
Weighted-average number of shares used in per share amounts:
Basic	10,876,201				10,876,201
Diluted	10,936,057				10,936,057

The accompanying notes are an integral part of
these unaudited pro forma condensed combined financial statements.

*	As presented in VSE's annual report on Form 10-K for the year ended December 31, 2018.
**	Per 1st Choice Aerospace's unaudited historical statement of income for the year ended December 31, 2018.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income:
(7)	To reflect the revenue recognition impact of the adoption and ongoing effects of the accounting treatment of ASC Topic 606.
(8)
To reflect the reclassification of $11,732 of certain operational costs of 1st Choice Aerospace from selling, general and administrative expenses to product costs to conform to VSE's income statement presentation.

(9)	To reflect the elimination of VSE and 1st Choice Aerospace acquisition related costs of $914.
(10)	To reflect the amortization of the preliminary fair values of acquired intangible assets for the year ended December 31, 2018.
(11)	To eliminate 1st Choice Aerospace’s historical interest expense and reflect estimated interest expense associated with borrowings from revolving loan facilities to fund the Acquisition.
(12)
To reflect the tax effects of the pro forma adjustments and the historical pre-tax income of 1st Choice Aerospace at the estimated effective income tax rate that would have been in effect had the Acquisition closed on January 1, 2018.

(1) Acquisition Transaction

On January 10, 2019, VSE Corporation ("VSE") and its wholly owned subsidiary VSE Aviation, Inc. ("VSE Aviation") completed an acquisition of 1st Choice Aerospace Inc. ("1st Choice Aerospace"), two privately owned aviation companies with operations in Florida and Kentucky that provide component maintenance, repair and overhaul (“MRO”) services and products for new generation and legacy commercial aircraft.
The acquisition of 1st Choice Aerospace was accounted for under FASB Accounting Standards Codification Topic 805 (ASC 805), Business Combinations. The fair values of assets acquired and the liabilities assumed are based on preliminary estimates of fair values as of the acquisition date. Preliminary fair value estimates may change as additional information becomes available. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

Cash paid at closing included the purchase price of $112 million and an estimated net working capital adjustment of approximately $1 million. The total estimated acquisition consideration used in preparing the unaudited pro forma condensed consolidated financial statements is as follows (in thousands):

Cash consideration	$113,056
Acquisition date fair value of earn-out obligation	25,000
Total consideration	$138,056

(2) Preliminary Allocation of Purchase Price

We performed a preliminary allocation of purchase price to the net identifiable assets acquired based on their estimated fair values as of January 10, 2019, with the excess recognized as goodwill. The allocation of the purchase price shown in the table below is preliminary and subject to change based on finalizing our detailed valuations. We allocated the purchase price as follows (in thousands):

Description	Fair Value
Cash and cash equivalents	$796
Accounts receivable	7,846
Inventories	6,617
Other current assets	382
Property and equipment	4,044
Intangibles - customer-related	55,000
Intangibles - trade name	8,000
Other assets	333
Current liabilities	(4,972)

Net identifiable assets acquired	78,046
Goodwill	60,010

Total consideration	$138,056

Cash consideration	$113,056
Acquisition date fair value of earn-out obligation	25,000
Total consideration	$138,056
The value attributed to customer-related and trade name intangibles is being amortized on a straight-line basis over useful lives of 17 years and 9 years, respectively.